CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2016, relating to the financial statements and financial highlights which appears in the October 31, 2016 Annual Report to Shareholders of Nuveen Equity Index Fund, Nuveen Mid Cap Index Fund and Nuveen Small Cap Index Fund (separate portfolios of Nuveen Investment Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 24, 2017